UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 8, 2003

E-Com Technologies Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-31503
(Commission File Number)

98-0199981
(IRS Employer Identification No.)

720-475 Howe Street, Vancouver, BC, Canada V6C 2B3

(Address of principal executive offices and Zip Code)

(604) 685-5851
(Registrant's telephone number, including area code)

not applicable
(Former name or former address, if changed since last report.)

Item 1.  Changes in Control

On September 8, 2003, the Board of Directors of E-Com Technologies Corp. (the "Company") accepted a Debt Settlement and Subscription Agreement pursuant to which the Company on September 19 , 2003 issued 12,959,002 shares of common stock from treasury to James Robert Todhunter at a price of $0.015 to settle debt owing of $194,385.03.  As a result of this settlement Mr. Todhunter will become a n affiliate  of the Company by virtue of shareholdings in excess of 10% of the issued and outstanding capital stock.  Mr. Todhunter now holds 13,054,246 common shares of capital stock, which represents 38.1% of the voting securities of the Company.

The current Board of Directors anticipates that Mr. Todhunter may join the Board of Directors either by appointment or by election at the next meeting of stockholders to elect directors and may become Chief Executive Officer of the Company.  Mr. Todhunter is currently assisting the Board of Directors in locating new business opportunities and sources of financing for the Company.

Item 5.  Other Events

On September 9, 2003 six holders of Convertible Debentures and Convertible Notes issued by the Company in prior years elected to convert these notes and debentures into common stock in accordance with the terms of the instruments agreed to and approved by the Board of Directors upon their issuance.  As a result the Company on September 19 , 2003 issued an aggregate 8,582,576 shares of common stock to non-affiliates which retired convertible debt in the aggregate amount of $72,360.  None of these holders own common stock in excess of 5% of the issued and outstanding share capital. The 8,582,576 shares of common stock were issued without restrictive legend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-COM TECHNOLOGIES CORP.

Date: September 19, 2003

  /s/“Ronald P. Jorgensen”

Ronald Jorgensen, Chief Financial Officer